Exhibit 99.1

One Horizon Group Granted Invention Patent in China for Mobile VoIP Software Solution

LIMERICK, IRELAND — (Marketwired) – 11/30/16 — One Horizon Group, Inc. (NASDAQ: OHGI) (“One Horizon”), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced that it has been granted a 20-year patent for Invention in the People’s Republic of China for its mobile VoIP software solution.

Brian Collins, CEO of One Horizon Group, stated, "After successfully launching our proprietary, low bandwidth, VoIP technology, branded Aishuo, in the Chinese consumer market, it was imperative that our technology is not only trusted and used by millions, but that it must also be protected by the laws of the land. This grant of a 20-year Invention patent affords us protection under Chinese law from unlawful duplication and strengthens our position as a technology leader in the eyes of our Chinese consumers and would-be Chinese business licensees.”

In accordance with the provisions of Article 39 of the Chinese Patent Law and Rule 54 of the Implementing Regulations thereof, it was found after examination as to substance that there is cause for granting the application for a patent application number 201080066330.0 for invention, and a notice is hereby issued for granting a patent right.

Final Steps:

Upon receipt of this Notice, One Horizon shall go through the patent registration formalities in accordance with the requirements set forth in the Notice of Registration.

About One Horizon Group, Inc.:

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 43 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement:

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Contact:

Capital Markets Group, LLC

PH: (914) 669-0222

info@CapMarketsGroup.com

www.capmarketsgroup.com